Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

June 2, 2015

CELADON GROUP CLOSES
PUBLIC COMMON STOCK OFFERING

INDIANAPOLIS – Celadon Group, Inc. (NYSE: CGI) (the “Company”) today announced the closing of the previously announced public offering of 3,500,000 shares of the Company’s common stock.  The Company has granted the underwriter a 30-day option to purchase up to an additional 525,000 shares on the same terms and conditions, solely to cover over-allotments.

Raymond James & Associates, Inc. served as the sole manager for the offering. The shares were offered pursuant to an effective shelf registration statement.  The offering was made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from the offices of Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, or by calling toll-free 1-800-248-8863. Electronic copies of the prospectus and the prospectus supplement are available on the Securities and Exchange Commission's website at www.sec.gov. The underwriter may reoffer the shares in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any offer, solicitation, or sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Celadon Group
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-controlled, flatbed and expedited freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

For more information:
Joe Weigel
Director of Marketing & Communications
(317) 972-7006 Direct
jweigel@celadongroup.com

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